                              MAYTAG CORPORATION

                                  Exhibit 12

               Computation of Ratio of Earnings to Fixed Charges
                (Amounts in thousands of dollars except ratios)

                                                            Year Ended December 31
                                                 --------------------------------------------
                                                   2001     2000     1999     1998     1997
                                                 -------- -------- -------- -------- --------
Consolidated pretax income from continuing
  operations before minority interests,
  extraordinary item and cumulative effect of
  accounting change............................. $212,084 $356,654 $532,352 $463,067 $291,216
Interest expense................................   64,828   60,309   48,329   52,615   49,164
Mark to market adjustment on interest rate swap
  included in interest expense..................    9,330    6,295    5,972    5,616    5,370
Depreciation of capitalized interest............    2,467    2,643    2,750    2,952    2,530
Interest portion of rental expense..............    8,182    7,142    6,841    7,020    6,736
                                                 -------- -------- -------- -------- --------
Earnings........................................ $296,891 $433,043 $596,244 $531,270 $355,016
                                                 ======== ======== ======== ======== ========
Interest expense (excluding swap mark to market) $ 74,158 $ 66,604 $ 54,301 $ 58,231 $ 54,534
Interest capitalized............................    1,056      552       72       17    4,191
Interest portion of rental expense..............    8,182    7,142    6,841    7,020    6,736
                                                 -------- -------- -------- -------- --------
Fixed charges................................... $ 83,396 $ 74,298 $ 61,214 $ 65,268 $ 65,461
                                                 ======== ======== ======== ======== ========
Ratio of earnings to fixed charges..............     3.56     5.83     9.74     8.14     5.42

   Prior year results have been restated to reflect Blodgett and Rongshida-Maytag as discontinued operations.